                               LETTER AGREEMENT
                                 (Version R5]

This binding letter agreement ("Agreement") is made and entered into on this 1st day of June, 2000 between PenOp, Limited, also known as PenOp, Ltd., (hereinafter "PenOp"), a company incorporated in the United Kingdom and having an address of Vallis House, 57 Vallis Road, Frome, Somerset BA11 3EG, United Kingdom, and XML-Global Technologies, Inc. (hereinafter "XML Global"), a Colorado corporation having an address of 7345 East Peakview, Englewood, Colorado 80111 USA. This Agreement sets forth the terms to be incorporated into a master agreement ("Master Agreement"), covering all other terms and conditions that the parties agree to, under which PenOp discloses and licenses to XML Global existing and future versions of PenOp's Ceremony e-signature technology, including all software, technical documentation, copyrights, patent rights and know-how pertaining to Ceremony (collectively, the "Technology"). PenOp's Ceremony technology is briefly summarized in the documents and Web pages referred to on Schedule "A" which is attached and incorporated hereto.

IN CONSIDERATION of the mutual promises and covenants set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1. PenOp hereby grants to XML Global and it's subsidiaries a worldwide, nonexclusive, indivisible (other than as set out in this paragraph 1), perpetual (subject only to the right to termination set out in paragraph 3.1) and nontransferable (other than as set out in paragraph 11) license to (a) develop, test and demonstrate internally, and to have developed, tested and demonstrated for XML Global, XML Global specific runtime versions of the Ceremony technology using any of the Technology ("Runtime Versions") and to integrate or incorporate, and have integrated or incorporated, the Runtime Versions into XML Global's software products, and to (b) market, distribute, use, and support the Runtime Versions and sublicense the marketing, distribution, use and support of the Runtime Versions, but only as integrated or incorporated into XML Global's software products. XML Global will provide PenOp with a list of such software products into which the Runtime Versions may be incorporated as soon as is reasonably possible. This list may be extended from time to time by XML Global as XML Global develops or acquires new products. XML Global software products which integrate the Technology may be embedded or integrated into third party software products or systems but will remain subject to the royalty structure of paragraph 2 and the other terms and conditions of this Agreement or the Master Agreement, as the case may be. Within ten (10) business days of the date of this Agreement, PenOp will provide and make available to XML Global copies of the specifications, technical documentation, software (including object codes and the software development kit(s) for PenOp's digital signature software), data, and drawings of PenOp and its affiliates and subsidiaries relating to the Technology, to enable XML Global to use the rights granted above, and PenOp will provide XML Global with updates to the foregoing in a timely manner should and as such updates arise.


No other rights or licenses are required from PenOp or its affiliates or subsidiaries, including, without limitation, from PenOp's wholly owned subsidiaries PenOp, Inc., a Delaware corporation also dba SignatureOne, in connection with Ceremony or PenOp's digital signature software, in order for XML Global to enjoy, use, maintain and commercialize the rights granted in this paragraph 1.

2. PenOp and XML Global agree to the following royalty payment structure to be paid on a quarterly basis:

     a) XML Global will pay a royalty of 5% of the gross sale price (less taxes and refunds) paid by end-users for the XML Global products that include the Runtime Versions of Ceremony technology; and

     b) XML Global will pay 15% of any transaction payments (less taxes and refunds) made to XML Global by end-users in connection with any use of the Runtime Versions of Ceremony.

3. Within four (4) business days of execution of this Agreement, XML Global will pay PenOp $250,000 via wire transfer to the account of PenOp's subsidiary PenOp, Inc. set out below. Of that amount, $50,000 shall constitute an advance against royalties that arise under paragraph 2. XML Global will wire transfer the $250,000 amount to the following account:

     Account name:                 PenOp, Inc.

     Bank name and address:        Chase Manhattan Bank
                                   756 Broadway
                                   New York, NY 10003
                                   USA

     ABA #:                        021000021

     Account #:                    744-5014539-65

     3.1 The license and rights granted to XML Global in paragraph 1 may be terminated by PenOp only in the event XML Global is in breach of its royalty payment obligations in paragraph 2 and fails to cure the breach within thirty
(30) days of receiving written notice to cure the breach. Upon termination of the license and rights in paragraph 1 by PenOp or XML Global, all outstanding royalties shall be immediately due and payable.

4. Upon 10 business day's notice by XML Global to PenOp in writing, PenOp will, at no additional charge, provide XML Global a two-day training session to educate XML Global personnel, consultants and business partners about the Technology. XML Global will reimburse PenOp for reasonable travel and living expenses incurred by PenOp personnel or consultants to attend the session. Upon any further such 10 business days notice, PenOp will provide additional training sessions to XML Global at the preferred rate (including reasonable travel and living expenses) typically charged by PenOp to strategic customers or partners.

5. The parties will issue a joint press release, to be approved by both parties in advance, discussing the nature of the Agreement. XML Global will accommodate up to 3 reference visits to its facilities per quarter and as many as 20 phone references per quarter. XML Global will cooperate with PenOp in PenOp's writing and publishing of a case study about XML Global's use of the Technology, and XML Global consents to PenOp identifying XML Global as a customer on PenOp's web site and in other marketing materials and presentations, whether written or not written.

6. The Mutual Non-Disclosure Agreement executed between the parties dated February 16, 2000 remains in place and shall apply to any XML Global personnel, consultants or business partners participating in the training sessions contemplated in paragraph 4 above and the Technology disclosed hereunder, and to any PenOp personnel or consultants who receive or have access to any XML Global software, developments or know-how. The business purpose contemplated by said Non-Disclosure Agreement is expanded to include the purpose of this Agreement. In the event of any inconsistency or conflict between this Agreement and said Non-Disclosure Agreement, the terms of this Agreement are paramount and shall control and prevail.

7. The parties will cooperate in good faith to determine and provide for appropriate copyright, trademark and patent markings, and certifications on the Runtime Versions. XML Global will submit the Runtime Versions to PenOp for review under PenOp's "Ready to Sign" quality control and certification process (the "Certification Process"). Such review is to be conducted promptly and certification that the Runtime Versions comply with the Certification Process will not be unreasonably withheld. Upon a particular Runtime Version complying with the Certification Process, XML Global and its subsidiaries will have the right to use the "CEREMONY", "PenOp" and "SignatureOne" trademarks and such other trademarks owned by or licensed to PenOp as the parties agree to in writing (collectively, the "Marks") in association with the use and sale of XML Global software products which incorporate the particular Runtime Version. PenOp will exercise control over the quality and character of the Marks. XML Global agrees to use the Marks in association with the use and sale of XML Global software products which incorporate such particular Runtime Versions and in accordance with any reasonable standards furnished by PenOp to XML Global. PenOp represents and warrants to XML Global that PenOp either owns the Marks or has the right to license use of the Marks to XML Global and its subsidiaries, and that the Marks may be used by XML Global in accordance with the terms of this paragraph 7. Failure to comply with this paragraph 7 will in no way result in the termination of the rights granted by PenOp under paragraph 1.

8. PenOp will make reasonable efforts to ensure that PenOp digital signature technology is able to properly interface with Ceremony via an Internet network connection in an automated fashion with minimum end user intervention. Specifically, digital signature events recorded by PenOp technology should be able to upload this information using the XML schema format supported by Ceremony. Such schema format will allow Ceremony to accurately store and index such events. XML Global will jointly develop such XML schema formats with PenOp and both parties agree to each support the co-development of these interchange and connectivity features. Each party will have 60 days in which to conform and support new features introduced by the other party that require software compatibly modifications.

9. XML Global's rights in the Technology are limited to those expressly granted in this Agreement. PenOp reserves all rights and licenses in and to the Technology not expressly granted to XML Global under this Agreement.

     9.1 XML Global will notify PenOp of any new patent application, before it is first filed in a patent office, that claims improvements made by XML Global specifically to the Ceremony e-signature technology provided by PenOp, excluding any claims to improvements to any of XML Global's software products (collectively, the "Improvement Patents"). XML Global agrees to grant PenOp a co-ownership interest in the Improvement Patents on the terms of this paragraph 9.1.

PenOp will fully maintain the confidentiality of those Improvement Patents which have not become the subject of a published patent or an officially published patent application.

PenOp shall pay XML Global half of all costs that XML Global incurs from time to time with respect to drafting, filing, prosecuting, issuing to grant, and maintaining such Improvement Patents.

XML Global shall have the exclusive right, but not the obligation, to control all prosecution of the Improvement Patents. PenOp shall, at its own expense, provide XML Global with all reasonable cooperation in obtaining and securing such Improvement Patents.

XML Global shall have the exclusive right, but not the obligation, to take such action (including without limitation the institution and prosecution of litigation and/or a negotiated settlement) as XML Global in its sole discretion deems necessary against any alleged or actual infringement of the Improvement Patents. PenOp will, at XML Global's expense, provide XML Global with all reasonable cooperation in connection with the prosecution, resolution or settlement of such alleged or actual infringement.

Other than for the terms set out in this paragraph 9.1, once XML Global grants PenOp a co-ownership interest in the Improvement Patents, PenOp shall have the right to use and license its rights in the Improvement Patents, provided that PenOp does not breach its payment obligations in this paragraph 9.1 to XML Global. PenOp shall have no obligation to account to XML Global or share in any profits with XML Global in connection with any exploitation of the Improvement Patents, provided that PenOp does not breach the terms of this paragraph 9.1, other than to pay XML Global royalties as set out below.

PenOp and XML Global agree to the following royalty payment structure to be paid on a quarterly basis:
          a) PenOp will pay XML Global a royalty of 5% of the gross sale price (less taxes and refunds) paid by end-users for PenOp products that make use of any inventions described and claimed in any Improvement Patents; and

          b) PenOp will pay XML Global a royalty of 15% of any transaction payments (less taxes and refunds) made to PenOp by end-users in connection with any use of any inventions described and claimed in any Improvement Patents.

XML Global's right to use and license the Improvement Patents will remain unaffected and XML Global shall have no obligation to account to PenOp or share in any profits with PenOp in connection with any exploitation of the Improvement Patents, subject only to the royalty structure in paragraph 2.

     9.2 Nothing in this Agreement is meant to provide PenOp with any right, title, license or interest in or to any of XML Global's existing or future software products, source codes or software tools. Except for the Technology and license granted in paragraph 1, nothing in this Agreement is meant to provide XML Global with any right, title, license or interest in or to any of PenOp's existing or future software products, source codes or software tools.

10. XML Global will maintain adequate records to allow an auditor to confirm the proper calculation and payment of royalties to PenOp. The parties will agree and set forth in The Master Agreement as to the specific policies for the maintenance of records by XML Global and PenOp's periodic right to review those records. PenOp will maintain adequate records to allow an auditor to confirm the proper calculation and payment of royalties to XML Global for the purposes of paragraph 9.1. The parties will agree and set forth in The Master Agreement as to the specific policies for the maintenance of records by PenOp and XML Global's periodic right to review those records.

11. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Except as expressly provided in this Agreement, XML Global and its subsidiaries may not assign or transfer any of its rights or obligations hereunder either in whole or in part, without the prior written consent of PenOp, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent will be null and void. Except as expressly provided in this Agreement, PenOp may not assign or transfer any of its rights or obligations hereunder either in whole or in part, without the prior written consent of XML Global, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent will be null and void. Notwithstanding the foregoing, assignment of this Agreement by either party is allowed without consent in the case of any merger, acquisition, restructuring or sale by either party of all or substantially all of its assets.

12. This Agreement will be governed by and construed in accordance with the laws of the State of New York except that body of law concerning conflicts of law.

13. The parties agree to complete the Master Agreement as soon as reasonably possible. The Master Agreement shall contain standard and customary provisions for license agreements of this type, including; without limitation, mutual representations and warranties, indemnification provisions, ownership provisions, insurance provisions and limitations on liability. This Agreement shall terminate, and all rights granted to XML Global hereunder shall expire on the effective date of the Master Agreement.

14. In the event of any termination of this Agreement for any reason, paragraphs 1, 2, 3.1, 6, 9.1, 9.2 and 14 together with all provisions herein necessary for the interpretation and enforcement of this Agreement shall survive such termination. The parties agree that this paragraph 14 will be superseded by the terms of the Master Agreement.

15. XML Global represents, warrants and covenants that it has full corporate power, authority and legal right to enter into this Agreement and that this Agreement has been duly executed and delivered by XML Global to PenOp and is a legal, valid and binding obligation of XML Global, enforceable against XMLGlobal in accordance with its terms.

16. PenOp represents, warrants and covenants that it has full corporate power, authority and legal right to enter into this Agreement and that this Agreement has been duly executed and delivered by PenOp to XML Global and is a legal, valid and binding obligation of PenOp, enforceable against PenOp in accordance with its terms.

17. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party. Such a facsimile transmission may be sent by one party to the other party at the applicable receiving fax number set out in paragraph 19 below. The parties agree to nevertheless, at XML Global's request, to deliver by courier or mail an executed hardcopy of this Agreement.

18. The parties may sign this Agreement in any number of counterparts and may deliver this Agreement by facsimile, all of which, when taken together, will be deemed to be one and the same document.

19. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by courier, registered mailed or transmitted by confirmed facsimile, addressed to the party at its address or facsimile number set forth below, or at such other address or facsimile number as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery and courier, on the date of transmission in the case of facsimile that is electronically confirmed, or on the fifth day after it was mailed in the case of registered mail.

To PenOp:      PenOp, Limited
               1212 Avenue of the Americas
               18th Floor
               New York, NY 10036-1602
               USA

               Fax: (212) 997-8810

To XML Global on or before June 14, 2000:

               XML-Global Technologies, Inc.
               1038 Homer St.
               Vancouver, B.C. V6B 2W9
               Canada

               Fax: (604) 717-1107

To XML Global after June 14, 2000:

               XML-Global Technologies, Inc.
               1818 Cornwall Avenue
               Suite 9
               Vancouver, B.C. V6J 1C7
               Canada

               Fax: (604) 717-1107

20. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter contained and neither party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this agreement or as subsequently set forth in writing and executed by a duly authorized officer of the party to be bound thereby.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed.

PenOp, Limited
(also known as PenOp, Ltd.)

By:_______________________
Name: Howard I. Schechter
     -------------------------
Title: Chief Executive Officer
      -------------------------

XML-Global Technologies, Inc.

By: ________________________

Name:_____________________
Title:______________________
Date:______________________


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                                 SCHEDULE "A"

                              CEREMONY TECHNOLOGY

PenOp's Ceremony Technology is further set out and described in the following:

1. The following PenOp documentation provided to XML Global:

     *    The PenOp Ceremony Project Plan (Version 0.4 Draft dated 2000-01-
          12);
     *    The Ceremony Product Plan (Draft 0.4 XML/XHTML dated January12,
          2000); and
     * The FUNCTIONAL OVERVIEW document for the Ceremony Application Component Suite,

     which are incorporated herein by reference.

2. The existing web pages at the following URLs for Ceremony which are incorporated into and form part of this Schedule "A":

http://www.penop.com/penop/penop.nsf/htmlmedia/penop_ceremony.html
http://www.penop.com/penop/penop.nsf/htmlmedia/March_202000.html
http://www.penop.com/penop/penop.nsf/htmlmedia/how_penop_works.html